TYPE:  EX-99.1
SEQUENCE:  2
DESCRIPTION:  PRESS RELEASE



                                  Exhibit 99.1

  WORLD WRESTLING FEDERATION ENTERTAINMENT, INC. ANNOUNCES THREE NEW DIRECTORS

STAMFORD, CT, November 22, 1999 - World Wrestling Federation Entertainment, Inc. (NMS: WWFE) named Lowell Weicker Jr., David Kenin and Joe Perkins as outside members of WWFE's Board of Directors, expanding the Board from three to six.

o Governor Weicker, the popular and well-known political figure from Connecticut, has more than 32 years experience in state, local, and federal government. He was a State Representative from 1962-1968, Mayor of Greenwich from 1963-1967, Congressman from 1969-1971, U.S. Senator from 1971-1989, and Governor from 1991-1995. In Congress, he is known for building support for the National Institutes of Health to maintain federal funding. Currently, he also serves on the Boards of Directors for Compuware Corporation (NMS: CPWR), Fonda Group, HPSC, Inc. (NMS: HPSC), Phoenix Mutual Funds, and UST Inc. (NYSE: UST).

o Mr. Kenin is the former President of CBS Sports (NYSE: CBS) and the former Executive Vice President of USA Networks (NMS: USAI). At CBS, he successfully negotiated acquisition and extension of NCAA Football Championship, U.S. Open Tennis, NCAA Basketball Championship, Daytona 500 and other NASCAR events. At USA Network, he created the program strategy that build USA into basic cable's highest rated network while directing all the program activities of the Sci-Fi channel. Currently, Mr. Kenin is a cable, programming and new business development consultant.

o Mr. Perkins is known as a pioneer in the television syndication of wrestling matches. Starting more than 40 years ago, he has helped the WWFE's founding McMahon family build its wrestling business through television syndication. As President of Communications Consultants, Inc. of Boston, an advertising and communications business, he is currently involved in the syndication of WWFE's Metal and Jakked syndicated TV series on 120 stations nationwide.

"All three of these gentlemen are excellent additions to our Board. Their collective insight into sports entertainment; broadcast, cable, and syndicated television, and government and business provides a depth of experience that will be invaluable to our plans for expanding the Company", said Linda McMahon, President/CEO. Prior to this announcement, the Board consisted of Vincent K. McMahon, Chairman of WWFE, Linda McMahon, President/CEO of WWFE, and August Liguori, Chief Financial Officer of WWFE.

About World Wrestling Federation Entertainment

World Wrestling Federation Entertainment, Inc. (NMS: WWFE) is an integrated media and entertainment company, principally engaged in the development, production and marketing of television programming, pay-per-view programming and live events, and the licensing and sale of branded consumer products. The company also distributes news and information about its programming and products through its main Internet site, WWW WWF.COM.

MediaContact: Jim Byrne, Senior Vice President of Marketing, World Wrestling Federation Entertainment, Inc., at 203-352-8600. Investor Contact: Gary Fishman, 212-889-1727 x 110 or Karen Sager 212-889-1727 x131.

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